EXHIBIT 99.1

First Northern Community Bancorp Reports Year End 2024 Net Income of $20.0 Million
For immediate release

Dixon, Calif., January 29, 2025 — First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported 2024 annual net income of $20.0 million, or $1.24 per diluted share, a decrease of 7.5% when compared to net income of $21.6 million or $1.34 per diluted share for 2023. Net income for the year ended December 31, 2023 included the bargain purchase gain resulting from the Bank’s acquisition of three branches. On an after -tax basis, the bargain purchase gain contributed $1.0 million to net income for the year ended December 31, 2023.
Net income for the quarter ended December 31, 2024, was $5.8 million, or $0.37 per diluted share, down 15.1% compared to net income of $6.9 million, or $0.43 per diluted share, for the quarter ended December 31, 2023. The decrease in net income on a quarter-over-quarter basis was primarily driven by a reduction in reversal of provision for credit losses. There was a reversal of provision for credit losses of $450,000 for the quarter ended December 31, 2024, compared to a reversal of provision for credit losses of $2.0 million for the quarter ended December 31, 2023. The decline in reversal of provision for credit losses was due to the payoff of a non-performing agricultural loan relationship in the quarter ended December 31, 2023, which resulted in recoveries of previously charged-off principal totaling $2.6 million. This recovery was not repeated in the quarter ended December 31, 2024.
Total assets as of December 31, 2024, were $1.89 billion, an increase of $19.9 million, or 1.1%, compared to December 31, 2023. Total deposits as of December 31, 2024, were $1.70 billion, an increase of $7.6 million, or 0.5%, compared to December 31, 2023. Total net loans (including loans held-for-sale) as of December 31, 2024, were $1.047 billion, a decrease of $5.6 million, or 0.5%, compared to total net loans (including loans held-for- sale) of $1.052 billion as of December 31, 2023. The decrease in net loans was primarily driven by net reductions in agricultural and residential construction loans, which was partially offset by growth in commercial loans.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of December 31, 2024.
Commenting on the Company’s year-end 2024 financial results, First Northern Bank’s President & Chief Executive Officer, Jeremiah Z. Smith, stated, “We are pleased to end the year with notable growth in interest income and a continued focus on disciplined cost management in an inflationary environment. Compared to 2023, total interest and dividend income increased by $4.5 million, or 6.1%, while total non-interest expenses decreased by $849,000, or 1.9%. Additionally, although total interest expense rose year- over-year due to the prevailing interest rate environment, our deposit costs were carefully managed. As a result, our total cost of funds remained low at just 0.84% for the year.”
Commenting further, President & CEO Smith stated: “We remain committed to improving shareholder value, with total stockholders’ equity of $176.3 million at year-end 2024 - an increase of $17.1 million, or 10.7%, compared to $159.2 million at year-end 2023. This growth in stockholders’ equity contributed to an increase in book value per share, which rose from $9.80 at the end of 2023 to $11.06 at the end of 2024 - an increase of $1.26, or 12.9%.”
The Company also reported that, at their regular meeting on January 23, 2025, the Board of Directors approved the payment of a 5% stock dividend payable March 25, 2025, to shareholders of record as of February 28, 2025. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

FINANCIAL HIGHLIGHTS As of December 31, 2024 (Unaudited) (in thousands, except per share amounts)
CONDENSED CONSOLIDATED BALANCE SHEET December 31, 2024
ASSETS Cash and Cash Equivalents	$119,448
Investment Securities	633,853
Total Loans (including loans held-for-sale)	1,046,852
Other Assets	91,569
Total Assets	$1,891,722
LIABILITIES AND CAPITAL Total Deposits	1,700,089
Other Liabilities	15,301
Stockholders’ Equity	176,332
Total Liabilities and Capital	$1,891,722
CONDENSED CONSOLIDATED INCOME STATEMENT Twelve Months Ended December 31, 2024
Interest Income	$78,652
Interest Expense	14,292
Net Interest Income	64,360
Reversal of Provision for Credit Losses	(250)
Net Interest Income after Reversal of Provision for Credit Losses	64,610
Non-interest Income	6,019
Non-interest Expense	42,789
Income before Provision for Income Taxes	27,840
Provision for Income Tax	7,806
Net Income	$20,034
PER SHARE INFO AND FINANCIAL RETURN METRICS
Book Value per Share	$11.06
Basic Income per Share (Quarter-to-date)	$0.37
Diluted Income per Share (Quarter-to-date)	$0.37
Basic Income per Share (Year-to-date)	$1.26
Diluted Income per Share (Year-to-date)	$1.24
Consolidated ROAA (Year-to-date)	1.06%
Consolidated ROAE (Year-to-date)	11.95%

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2024 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.
Forward-Looking Statements

This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and strategic initiatives, and focus on improving shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:
Jeremiah Z. Smith
President & Chief Executive Officer First Northern Community Bancorp & First Northern Bank
P.O. Box 547
Dixon, California (707) 678-3041